Exhibit 99.1

PBF Energy Announces Senior Executive Changes

PARSIPPANY, N.J.--(BUSINESS WIRE)--May 13, 2013--PBF Energy Inc. (NYSE: PBF) announced today that Don Lucey, Executive Vice President - Commercial, has elected to retire, effective December 31, 2013. Mr. Lucey will continue to be responsible for day-to-day management of the Commercial group through June 1, 2013. At that time, Paul Davis, Senior Director - Crude Oil Origination, and Todd O'Malley, Senior Director - Clean Products, will become co-heads of Commercial, reporting to PBF Chief Executive Officer Tom Nimbley.

Mr. Davis will have responsibilities relative to crude oil, while Mr. O’Malley will manage products. During his remaining tenure, Mr. Lucey will assist in ensuring a steady transition, as well as working on pending corporate projects.

PBF Energy CEO Tom Nimbley said, “Don has been a key executive with PBF since the Company was formed in March 2008. With his broad experience in the commercial area, he provided strategic and tactical counsel, playing a vital role in growing the Company over the last five years. We are pleased that he will be assisting in the transition and thank him for his many contributions to our growth, including our expansion into the North American crude markets. We sincerely wish Don and his family well in the future.”

Mr. Davis worked for 16 years with Mobil Oil in various operational and commercial positions, including feedstocks, crude, and products; as well as optimization roles within refineries. He also spent five years with Premcor as a member of its Commercial group and seven years with HETCO in its NYC Commercial group.

Mr. O’Malley joined PBF in November 2010 from HETCO, where he had been trading oil products in London for two years. Prior to that, he ran the supply and trading organization at Gulf Oil. He previously traded oil products at a hedge fund, managed the northeast clean products book for Premcor and had similar roles in other companies.

Mr. Nimbley noted, “Both Paul and Todd bring diverse experiences to their new positions, and we look forward to continue building on our past successes.”

Forward-Looking Statements

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company’s (PBF Energy Inc. and subsidiaries) control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.

PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

CONTACT:
PBF Energy Inc.
Colin Murray (investors)
ir@pbfenergy.com
973-455-7578
or
Michael C. Karlovich (media)
mediarelations@pbfenergy.com
973-455-8994